Exhibit 5.1

November 25, 2002

Interpool, Inc.
211 College Road East
Princeton, New Jersey 08540

Ladies and Gentlemen:

We have acted as counsel to Interpool, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-1, relating to the proposed public offering (the "Offering") of up to $6,293,075 principal amount of the Company's 9.25% Convertible Redeemable Subordinated Debentures Due 2022 (the "Debentures"). The Debentures will be convertible, at the option of the holder, into shares of the Company's Common Stock, $.001 par value (the "Common Stock"). In addition, under certain circumstances, the Company may redeem the Debentures by issuing Common Stock, as described in the Registration Statement.

As such counsel, we have examined copies of (i) the Restated Certificate of Incorporation and Restated Bylaws of the Company, each as in effect as of the date hereof, (ii) the Registration Statement and the exhibits thereto, (iii) the form of Indenture and Supplemental Indenture pursuant to which the Debentures are proposed to be issued, and (iv) the Prospectus which forms a part of the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company, and such documents, records, agreements, instruments, certificates of officers and representatives of the Company and others and have made such examinations of law as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that (i) the Debentures, when sold in accordance with the Registration Statement, will be validly issued and outstanding and (ii) any shares of Common Stock into which the Debentures are convertible or which are issuable upon the redemption of the Debentures, in each case when issued under the circumstances described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP